Exhibit 10.19

AMENDMENT NO. 1

THIS AMENDMENT, dated as of September 12, 2022 (the “Amendment”), is by and between JPMORGAN CHASE BANK, N.A. (the “Bank”) and PERSHING SQUARE CAPITAL MANAGEMENT, L.P. (the “Borrower”).

The Borrower has entered into Third Amended and Restated Line of Credit Note in the principal amount of $45,000,000 dated as of January 31, 2021, as amended and otherwise modified (the “Note”) in favor of the Bank. The Bank and the Borrower desire to amend the Loan Terms Statement (as defined in the Note) as set forth herein.

Except as otherwise provided herein, the capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in the Note.

AGREEMENT

In consideration of the foregoing, and the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows.

1.              AMENDMENTS. Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Loan Terms Statement is amended as follows:

(a)            The Loan Terms Statement is hereby amended and restated, and reissued, in the form of Exhibit A hereto.

2.              CONDITIONS PRECEDENT. This Amendment shall not become effective until the Bank has received executed counterparts of this Amendment signed by each of the parties hereto.

3.              REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants as follows:

(a)            The representations and warranties contained in the Note and each other Facility Document are true and correct on and as of the date hereof as though made on and as of such date.

(b)            No Event of Default has occurred and is continuing as of the date hereof after giving effect to the transactions contemplated herein.

4.              CONTINUED EFFECTIVENESS. Except to the extent expressly amended hereby, all of the terms of the Facility Documents remain in full force and effect. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Facility Documents to the Loan Terms Statement shall mean and be a reference to the Loan Terms Statement as amended, restated, and reissued hereby.

5.            ACKNOWLEDGMENT OF OUTSTANDING OBLIGATIONS. The Borrower hereby acknowledges, certifies and agrees that: (a) pursuant to the Note, the Bank has made revolving loans to the Borrower that are outstanding as of the date hereof; and (b) except as expressly stated therein, the obligations of the Borrower to repay those loans (with interest) to the Bank and the obligations of the Borrower to perform or otherwise satisfy his other obligations under the Facility Documents (i) each remain and shall continue in full force and effect after giving effect to this Amendment, (ii) are not subject to any defense, counterclaim, or setoff, and (iii) are and shall continue to be governed by the terms and provisions of the Note and the other Facility Documents, as supplemented, modified and amended by this Amendment.

5.               APPLICABLE LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles, and with the laws of the United States of America as applicable.

6.               COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

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IN WITNESS WHEREOF, the Bank and the Borrower have duly executed this Amendment, all as of the day and year first above written.

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By:      PS Management GP, LLC, its General Partner

By:	/s/ William A. Ackman	Date	9/9/2022
William A. Ackman Managing Member

AGREED TO:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Christopher French
Christopher French
Managing Director

Exhibit A

[attached]

STATEMENT OF KEY LINE OF CREDIT TERMS

Note	Third Amended and Restated Line of Credit Note dated as of January 31, 2021, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
Borrower	Pershing Square Capital Management, L.P.
Line Amount	$45,000,000.00, subject to reduction as set forth in the Note.
Loan Types

Variable Loans and Short-Term Fixed Loans

“Variable Loan” refers to a Loan with a floating rate of interest and a Base Rate of Variable SOFR (defined below).

“Short-Term Fixed Loan” refers to a Loan with a fixed rate of interest for which a Borrower can select a Base Rate of Term SOFR (defined below) for a particular Short-Term Fixed Tenor (defined below).

Each Base Rate is defined in the Base Rates section.

Interest Rate	For each Loan, the Base Rate selected by the Borrower + the Applicable Margin To calculate interest on a Loan, the selected Base Rate will be rounded upwards to the nearest 1/100th of 1%.
Applicable Margin	1.90%
Short-Term Fixed Tenors	1 month, 3 month, or 6 month Term SOFR. Term SOFR is defined in the Base Rates section.
Termination	The line of credit may be terminated by the Borrower or by JPMorgan Chase Bank N.A. at any time, whereupon amounts outstanding under the line of credit will be due and payable as set forth in the Note.
Expiry Date	January 31, 2023, unless earlier terminated by either the Borrower or JPMorgan Chase Bank, N.A.
Minimum Initial Loan Amount	$68,000
Short-Term Fixed Loan Minimum Amount	$5,000,000
Interest Payment Date

Interest is payable quarterly. Interest will be due and payable on (i) the twenty-fifth (25th) calendar day following the end of each calendar quarter (or if such day is not a Banking Day, on the next Banking Day), (ii) the Final Maturity Date, and (iii) the date on which any payment of principal is made.

Pledgor(s)	None
Guarantor	William A. Ackman
Base Rates

The Base Rate that will be used for all Variable Loans is Variable SOFR, which is a reference rate that may change daily. The Base Rate for a Variable Loan is determined each day by reference to the effective rate for that day. As a result, the Base Rate may change as and when the underlying reference rate changes.

“Variable SOFR” refers to the secured overnight financing rate calculated by the NYFRB (defined in the Note) based on certain transactions in the U.S. dollar Treasury repo market. Variable SOFR is displayed on the NYFRB’s website, currently located at http:// www.newyorkfed.org, and is effective for the Banking Day prior to the date of publication.

STATEMENT OF KEY LINE OF CREDIT TERMS

For Short-Term Fixed Loans, the Borrower can select a Base Rate of Term SOFR for one of the Short-Term Fixed Tenors listed above. Term SOFR is a reference rate that may change daily. Once the Short-Term Fixed Tenor is selected, the Base Rate for a Short-Term Fixed Loan will be determined by reference to the effective rate for the first day of the relevant Maturity Period (defined in the Note) and is then fixed for the duration of that Maturity Period.

“Term SOFR” refers to the CME Group Benchmark Administration Ltd Term SOFR reference rate for the selected Short-Term Fixed Tenor. Term SOFR for the selected Short-Term Fixed Tenor is displayed on the CME Group’s website, currently located at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html#, at approximately 5:00 a.m., Chicago time, two (2) Banking Days prior to the first day of the Maturity Period for the relevant Short-Term Fixed Loan.

If a Base Rate would be less than zero, then it will be deemed to be zero for purposes of the Note. For each day of a Loan that is not a Banking Day, the Base Rate for such day will be determined by reference to the Base Rate in effect for the prior Banking Day. If a Base Rate is temporarily not available when selected or temporarily not available for a period equal to the selected Short- Term Fixed Tenor, then the Base Rate will be the Interpolated Rate (defined in the Note), subject to Section 6 of the Note. Section 6 of the Note contains provisions regarding the temporary and permanent replacement of a Base Rate.

References to any information service page(s) or website include any replacement page(s) or website which displays the applicable Base Rate and the appropriate page of any replacement information service which displays that Base Rate. References above to any person who administers a Base Rate (for example, the NYFRB in respect of Variable SOFR) include any other person who takes over the administration of that rate. References to when a published Base Rate is effective include any changes in such Base Rate’s publication schedule that may be made by the administrator of such Base Rate.

Banking Day	Any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed or, with respect to Variable SOFR, Term SOFR or the Fed Funds Effective Rate (defined in the Note), any day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading U.S. government securities.
Governing Law	New York
State of Organization/State of Trust Governing Law	Delaware
JPMorgan Contact Information

JPMorgan Chase Bank, N.A.

390 Madison Avenue

New York, New York 10017

Attn: Christopher French

Telephone: [phone number]

E-Mail: [email]

Or such other JPMorgan Contact Information as may be communicated to the Borrower from time to time in accordance with the provisions of the Note.

STATEMENT OF KEY LINE OF CREDIT TERMS

Important Information:

●	The Note includes mechanisms by which the Bank can replace a Base Rate. An example of when the Bank may need to replace a Base Rate is if a Base Rate is permanently discontinued or unavailable. If this happens, the replacement base rate may be an available Base Rate option identified in the Statement of Key Line of Credit Terms (or, as determined by the Bank in its sole discretion, a forward-looking term rate or compounded rate that is based on, or derived from, such available Base Rate option) and the Applicable Margin used for Interest Rate calculations involving the replacement base rate may be the Applicable Margin that corresponds to such available Base Rate option. It is possible that a Base Rate may be permanently discontinued or unavailable and forward-looking term rate options may not exist or may not be administratively feasible for the Bank. In such an event, it is possible that a replacement base rate may be an overnight rate and Short-Term Fixed Loans may bear interest in the same manner as Variable Loans. The Note provides that the Bank is expressly authorized to make technical, administrative, or operational changes to the Note and the Statement of Key Line of Credit Terms to reflect and/or implement the use of a replacement base rate following a Base Rate’s discontinuance or unavailability. These are defined in the Note as “Replacement Base Rate Changes”. Refer to Section 6 of the Note for Base Rate replacement provisions.

●	The Bank has no control over the determination, calculation, or publication of any Base Rate and the administrator of any Base Rate may alter the methods of calculation, publication schedule, rate revision practices, or availability of such Base Rate at any time without notice. There can be no assurance that a Base Rate will gain market acceptance or will not be discontinued or fundamentally altered in a manner that is adverse to borrowers with Interest Rates derived from that Base Rate. The Base Rates are floating interest rate options and changes in a Base Rate can lead to a higher or lower cost of borrowing. In the event that a Base Rate is no longer available or in certain other circumstances as set forth in the Note, provisions of the Note provide a mechanism for determining an alternative rate of interest. The Bank will notify the Borrower if any Base Rate is no longer available or no longer deemed an appropriate reference rate upon which to determine the Interest Rate on Loans. However, the Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, the continuation, administration, submission, performance or any other matter related to any Base Rate or with respect to any alternative, successor or replacement rate, including without limitation, whether the composition or characteristics of any such alternative reference rate will be similar to or will produce the same value or economic equivalence as that Base Rate or that it will have the same volume or liquidity as that Base Rate did prior to its discontinuance or unavailability. The Bank and its affiliates and/or other related entities may engage in transactions that affect the calculation of a Base Rate, any Replacement Base Rate (defined in the Note) and/or any relevant adjustment(s), in each case, in a manner adverse to the Borrower.